Exhibit 99.1
AREP
FOR IMMEDIATE RELEASE

AMERICAN REAL ESTATE PARTNERS, L.P.
ANNOUNCES COMPLETION OF PREVIOUSLY ANNOUNCED SALE OF
$600 MILLION OF CONVERTIBLE NOTES

New York, New York / April 27, 2007 - American Real Estate Partners, L.P. (NYSE: ACP) (“AREP”) today announced that it has completed the previously announced sale of $600 million of its Variable Rate Senior Convertible Notes due 2013 (the “Notes”) pursuant to a Securities Purchase Agreement with Portside Growth and Opportunity Fund, an investment fund managed by Ramius Capital Group, LLC (“Ramius Capital”), and an investment fund managed by Highbridge Capital Management, LLC (“Highbridge”). As previously announced, AREP sold an aggregate of $200 million of the Notes to Ramius Capital and Highbridge on April 5, 2007. On April 16, 2007, AREP sold an additional $300 million of the Notes to Ramius Capital and Highbridge pursuant to an option AREP had granted to Ramius Capital and Highbridge under the Securities Purchase Agreement. On April 25, 2007, Ramius Capital and Highbridge notified the Company that they were exercising the final remaining option under the Securities Purchase Agreement to purchase an additional $100 million of the Notes. No further options remain and no additional Notes will be issued under the Securities Purchase Agreement. All of the Notes were sold in a private placement pursuant to Section 4(2) of the U.S. Securities Act of 1933 (the “Securities Act”).

The Notes bear interest at a rate of LIBOR minus 125 basis points, but no less than 4.0% nor higher than 5.5%, and are convertible into Depositary Units of AREP at a conversion price of $132.595 per share, subject to adjustments in certain circumstances.

The Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

AREP, a master limited partnership, is a diversified holding company engaged in a variety of businesses. AREP’s businesses currently include gaming, real estate and home fashion. To learn more about AREP, please visit www.arep.com.

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond AREP’s ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. AREP undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Andrew Skobe
American Real Estate Partners, L.P.
(212) 702-4300

767 Fifth Avenue, New York, New York 10153 - Telephone (212) 702-4300 Fax (212) 750-5841
NYSE- ACP